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                                  EXHIBIT 99.9

                  Form of Stock Option Assumption Agreement.
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                               CISCO SYSTEMS, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT

OPTIONEE:  1-
NUMBER OF GRAND JUNCTION SHARES:  2-
GRANT DATE:  3-
ORIGINAL EXERCISE PRICE:  $4-

         OPTION ASSUMPTION AGREEMENT issued as of the 6th day of November, 1995 by Cisco Systems, Inc., a Delaware corporation ("Cisco").

         WHEREAS, the undersigned Optionee is the holder of one or more outstanding options to purchase shares of the common stock of Grand Junction Networks, Inc., a Delaware corporation ("Grand Junction"), which were granted to Optionee pursuant to the Grand Junction 1992 Stock Plan, as amended (the "Stock Plan"), and Optionee and Grand Junction have, in order to evidence each such option, entered into a formal Stock Option Agreement (hereinafter, an "Option Agreement").

         WHEREAS, Grand Junction has this day been acquired by Cisco through merger of Everest Acquisition Corporation, a wholly-owned Cisco subsidiary, with Grand Junction (the "Merger") pursuant to the Agreement and Plan of Reorganization dated September 26, 1995 (the "Merger Agreement").

         WHEREAS, the provisions of the Merger Agreement require Cisco to assume the obligations of Grand Junction under the options outstanding under the Stock Plan at the time of the Merger and to issue an agreement evidencing the assumption of each such option (the "Assumption Agreement").

         WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Rate") in effect for the Merger is 0.3706197 share of Cisco common stock ("Cisco Stock") for each outstanding share of Grand Junction common stock ("Grand Junction Stock").

         WHEREAS, this Agreement is to be effective immediately upon the consummation of the Merger (the "Effective Time") and shall reflect certain adjustments to Optionee's outstanding options under the Stock Plan which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.


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         NOW, THEREFORE, it is hereby agreed as follows:

         1. The number of shares of Grand Junction Stock subject to the stock options held by Optionee under the Stock Plan immediately prior to the Effective Time (the "Grand Junction Options") and the exercise price payable per share are set forth below. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Grand Junction under each of the Grand Junction Options and hereby agrees to issue up to the number of shares of Cisco Stock indicated below for each such assumed option upon (i) exercise of that option in accordance with the provisions of the Option Agreement applicable thereto (as supplemented hereby) and (ii) payment of the adjusted exercise price per share set forth below.

            GRAND JUNCTION                                 CISCO
            STOCK OPTIONS                             ASSUMED OPTIONS
            --------------                            ---------------
   # of Shares                                  # of Shares      Adjusted
   Common Stock        Exercise                 Common Stock     Exercise
  Grand Junction     Price/Share                   Cisco        Price/Share
  --------------     -----------                   -----        -----------
      2-                 $4-                         6-           $7-



         2. The number of shares of Cisco Stock purchasable under each Grand Junction Option hereby assumed and the exercise price payable thereunder reflect the Exchange Rate at which shares of Grand Junction Stock were converted into shares of Cisco Stock in consummation of the Merger. The intent of such adjustments is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each assumed Grand Junction Option and the aggregate exercise price as adjusted hereunder will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Grand Junction Stock subject to the Grand Junction Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, on a per-share basis immediately after the Merger, the same ratio of exercise price per option share to fair market value per share which existed under the Grand Junction Option immediately prior to the Merger.

         3. The following provisions shall govern each Grand Junction Option hereby assumed by Cisco:

         - Unless the context otherwise requires, all references to the "Company" in each Option Agreement shall mean Cisco, all references to "Shares," "Exercised Shares" or "Common Stock" shall mean shares of Cisco Stock, all references to the "Board" shall mean the Cisco Board of Directors, and all references to "Committee" or "Administrator" shall mean the Compensation Committee of the Cisco Board of Directors.


                                       2.


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         -  The grant date and the expiration date of each assumed Grand
Junction Option and all other provisions which govern the termination of each such assumed Grand Junction Option shall remain the same as set forth in the Option Agreement applicable to such option and shall accordingly govern and control the Optionee's rights under this Assumption Agreement to purchase Cisco Stock.

         - The shares subject to each assumed Grand Junction Option shall vest in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of Cisco Stock subject to each such installment adjusted to reflect the Exchange Rate. Accordingly, no acceleration of exercisability or vesting of the Grand Junction Options shall be deemed to occur by reason of the Merger, and the vesting schedule and exercise dates under each applicable Option Agreement shall remain the same.

         - The adjusted exercise price payable for the Cisco Stock subject to each assumed Grand Junction Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the applicable holding period for any shares of Cisco Stock which the Optionee may be authorized to deliver in payment of the exercise price of each assumed Grand Junction Option, the period for which such shares were held as Grand Junction Stock prior to the Merger shall be taken into account.

         - In order to exercise each assumed Grand Junction Option, the Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                                  Cisco Systems, Inc.
                                  170 West Tasman Drive
                                  San Jose, CA 95134
                                  Attention:  Stock Plan Administrator

         - For purposes of applying the termination of employment or service provisions of the Option Agreement, the Optionee shall be deemed to continue in employment or service and to remain an employee or service provider for so long as the Optionee remains in the employ or service of Cisco or any present or future parent or subsidiary of Cisco, including (without limitation) Grand Junction.

         4. Except to the extent specifically modified by this Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Assumption Agreement.


                                       3.


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         IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Assumption
Agreement to be executed on its behalf by its duly-authorized officer as of the 6th day of November, 1995.

                                          CISCO SYSTEMS, INC.

                                          By: __________________________

                                          Title: _______________________

                                 ACKNOWLEDGMENT

         The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Grand Junction Options hereby assumed by Cisco Systems, Inc. are as set forth in the Option Agreement, the Stock Plan and this Stock Option Assumption Agreement.

                                          ______________________________
                                          1-, OPTIONEE

DATED:  __________________, 1995


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